Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Better Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (3)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	2021 Stock Option and Incentive Plan Common Stock, $0.0001 par value per share (1)	Other (1)	1,192,551 shares (4)	$0.87955 (1)	$1,048,908.23 (1)	0.0001102	$115.59

Equity	2021 Employee Stock Purchase Plan Common Stock, $0.0001 par value per share (2)	Other (2)	238,510 shares (5)	$0.74762 (2)	$178,314.25 (2)	0.0001102	$19.65

Equity	2022 Inducement Plan Common Stock, $0.0001 par value per share (3)	Other (1)	600,000 shares (6)	$0.87955 (1)	$527,730.00 (1)	0.0001102	$58.16

Total Offering Amounts					$1,754,952.48		$193.40

Total Fee Offsets							$0

Net Fee Due							$193.40

(1)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(h) of the Securities Act of 1933, as amended (the “Securities Act”), and based on $0.87955, the average of the high and low sale prices of the Registrant’s common stock as reported on the Nasdaq Capital Market on March 27, 2023.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(h) of the Securities Act, and based on 85% of the average of the high and low sales price of the Registrant’s common stock, as quoted on the Nasdaq Capital Market on March 27, 2023. Pursuant to the Registrant’s 2021 Employee Stock Purchase Plan, the purchase price of the shares of common stock reserved for issuance thereunder will be 85% of the fair market value per share of common stock on the applicable offering date or on the exercise date, whichever is less.

(3)

Pursuant to Rule 416 under the Securities Act, this Registration Statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

(4)	Consists of 1,192,551 shares of common stock that may become issuable under the Registrant’s 2021 Stock Option and Incentive Plan pursuant to its terms.
(5)	Consists of 238,510 shares of common stock that may become issuable under the Registrant’s 2021 Employee Stock Purchase Plan pursuant to its terms.
(6)	Consists of 600,000 shares of common stock that may become issuable under the Registrant’s 2022 Inducement Plan pursuant to its terms.